EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-207654 and No. 333-198015) of Dollar Tree, Inc. of our report dated October 29, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor and non-guarantor information discussed in Note 20, as to which the date is May 5, 2016 relating to the financial statements of Family Dollar Stores, Inc., which appears in this Current Report on Form 8-K, dated as of May 5, 2016, of Dollar Tree, Inc.

/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
May 5, 2016